Final Transcript
Feb. 04. 2010 / 5:00PM ET, PWAV - Q4 2009 Powerwave Technologies Earnings Conference Call

Final Transcript

Conference Call Transcript PWAV - Q4 2009 Powerwave Technologies Earnings Conference Call Event Date/Time: Feb. 04. 2010 / 5:00PM ET

CORPORATE PARTICIPANTS

 Tom Spaeth
 Powerwave Technologies - Treasurer

 Kevin Michaels
 Powerwave Technologies - CFO

 Ron Buschur
 Powerwave Technologies - President, CEO

CONFERENCE CALL PARTICIPANTS

 Charles John
 Piper Jaffray - Analyst

 Steve O'Brien
 JPMorgan - Analyst

 Rich Valera
 Needham & Company - Analyst

 Bill Choi
 Jefferies - Analyst

 John Evans
 Edmonds White - Analyst

 Tony Rao
 East Shore Partners - Analyst

 Amir Rozwadowski
 Barclays Capital - Analyst

 Scott Searle
 Merriman - Analyst

 PRESENTATION

Operator

 Good day, ladies and gentlemen and welcome to the fourth quarter 2009 Powerwave Technologies earnings conference call. I will be your coordinator for today. At this time, all participants are in listen only mode. We will be facilitating a question-and-answer session towards the end of this conference. (Operator Instructions) As a reminder, this conference is being recorded for replay purposes. I would now like to turn the presentation over to your host for the call, Mr. Tom Spaeth, Treasurer, please proceed.

 Tom Spaeth - Powerwave Technologies - Treasurer

 Thanks, Chanel. Good afternoon and welcome to Powerwave Technologies fourth quarter 2009 financial results conference call. I am Tom Spaeth, Powerwave Treasurer. Joining us on today's call will be Ron Buschur, President and Chief Executive Officer, and Kevin Michaels, Chief Financial Officer. Before starting, I would like to point out that various remarks we make about the future expectations, plans and prospects for Powerwave, including but not limited to, anticipated revenues and revenue growth rates, operating margins, gross profit margins, earnings per share levels, cash flow projections, revenue composition, improvements in cost structure, cost savings related to our facility consolidations, future cost savings related to our cost reduction activities, demand levels for the Company's product lines, projected growth and market share, trends in the wireless infrastructure market, the timing of product deliveries and future orders, the Company's ability to enter and compete in vertical markets for its products, common stock prices, debt purchases, the success of new products, expense levels, capital expenditure rates, inventory turns, tax rate and day sales outstanding are all forward-looking statements.

These statements are subject to numerous risks and uncertainties that could cause Powerwave's actual results to be materially different from those projected or implied. Some of the risks and uncertainties include our ability to accurately forecast and anticipate customer orders, realize anticipated cost savings and synergies, the negative impact on demand for our products due to the macro-economic environment and worldwide credit tightening, reduced demand due to industry consolidation among our major customers, fluctuations in foreign currencies, the macro-economic environment and worldwide credit tightening, the ability to accurately forecast cash flows and credit collections, impact of competitive products and pricing, economic and political conditions and the loss of one or more significant customer accounts. Please refer to our press release, Powerwave's current Form 10-K for the fiscal year ended December 28, 2008, our Form 10-Q for the quarter ended September 27, 2009, and other filings which are on file with the Securities and Exchange Commission for additional information on factors which could cause our actual results to be different from those projected or implied.

In addition, on this call we will discuss non-GAAP financial information. A reconciliation of the non-GAAP financial information to our financial statements as prepared under GAAP is included in our press release dated today which can be found at our website at Powerwave.com and on business wire. The press release also has detailed information concerning several of the significant items impacting our results and we urge you to review that information. Now I'm going to turn the call over to Kevin Michaels, Powerwave's Chief Financial Officer.

 Kevin Michaels - Powerwave Technologies - CFO

 Thank you, Tom. With all the risk factors in mind, I would like to start by reviewing our financial results which are also summarized in our press release. Net sales for the fourth quarter of 2009 were $142.6 million and we reported a GAAP net loss of $1.3 million which equates to a basic loss per share of $0.01. This loss includes $800,000 of non-cash intangible asset amortization related to our prior acquisitions and $800,000 of restructuring and impairment charges. These charges and amortization totaled approximately $1.7 million for the fourth quarter. On a pro forma basis, excluding the restructuring and impairment charges and intangible asset amortization charges, we generated pro forma net income of $1.4 million which equates to pro forma diluted earnings per share of $0.01.

I want to note that included in both our GAAP and pro forma results is the impact of approximately $1 million of pre-tax stock base compensation expense, almost all of which is included in operating expenses. If you exclude this expense from our reported results, it adds approximately $0.01 to EPS for both GAAP and pro forma results. This is the same impact as in the prior year period.

On a geographic basis, total America's revenue for the fourth quarter of 2009 was approximately $37.9 million or 27% of revenue. Total Asian sales were approximately $72.7 million or 51% of revenue and total European and other international revenues were $32 million or approximately 22% of revenue. In the fourth quarter, our antenna systems product group sales totaled $45.7 million or 32% of total revenue. Base station sub-systems sales totaled $85.7 million or 60% of revenue and coverage solutions sales total $11.2 million or 8% of revenue. Our total 3G related sales were approximately $45.9 million or 32% of our total revenue. Our 2 and 2-1/2G related sales were approximately $78.1 million or 55% of revenue and our 4G sales, which include LTE and WiMAX, were approximately $18.6 million or 13% of revenue. In terms our customer profile in the fourth quarter, total OEM sales account for approximately 62% of our total revenue and direct and operator sales account for approximately 38% of revenue.

Moving on to gross margins, on a GAAP basis our total consolidated gross profit margin was 26.4% in the fourth quarter. In our press release on page 3, there is a table with a reconciliation of the various factors impacting our gross margin for the quarter. On a pro forma basis, excluding restructuring charges and non-cash intangible asset amortization totaling $800,000, our total gross profit margin was 27%, which is up slightly from the third quarter.

Next I'll review our operating expenses for the fourth quarter. Our sales and marketing expenses were $7.6 million, research and development expenses were $14.6 million and G&A expenses were $11.7 million. On a pro forma basis, which excludes restructuring charges and intangible amortization for the fourth quarter, our total operating expenses equaled approximately $33.9 million which is essentially flat with last quarter. As a note, I would like to highlight that the fourth quarter had an additional week in it since we use a 52/53 week fiscal calendar. So I do believe this demonstrates we are keeping a tight control on our expenses.

In terms of other income and expense, we recorded a total of other expense of approximately $2.6 million in the fourth quarter of 2009. The main component of this is our interest expense for the quarter. In addition, for the fourth quarter, we did incur a net foreign currency loss of approximately $800,000, largely due to the weakening euro at the end of the quarter.

Our fourth quarter tax rate was impacted primarily by income generated in China that was not offset elsewhere. This resulted in a net tax provision for the quarter of approximately $1.7 million. While we continue to evaluate our future tax rate based upon our diverse international operations, we currently estimate that our effective worldwide tax rate will be between approximately 25% to 30% for 2010. I want to stress that this estimate will fluctuate based upon our actual results. As a note, due to our primary deferred tax assets being written off in the US, should our net income increase in this region our effective tax rate will decrease.

Next I'll review our balance sheet. Total cash at January 3, 2010, was approximately $63 million of which $2.6 million is restricted cash. This represents an increase from the third quarter of 2009 of almost $16 million. For the fourth quarter, our cash flow from operations was approximately $20 million and for all of fiscal 2009 we generated positive cash flow of over $31 million. For the fourth quarter, our total capital spending was approximately $5.9 million which includes the cost of our new Thailand manufacturing facility. For 2010, we would expect our capital spending to return to our normal range of $2 million to $2.5 million per quarter.

For the fourth quarter of 2009, our net inventory was $60.5 million which is reduction of over $9 million from the third quarter of 2009. Our net inventory represents inventory turns of approximately 6.9 times. Our total net accounts receivable remain relatively flat at $142.9 million while our AR day sales outstanding decreased slightly to 91 days.

Before turning the call over to Ron, I would like to remind our investors that we believe that they are better served by focusing on long-term trends as opposed to the short-term volatility that is inherent in the markets we compete in. In terms of 2010, while there continues to be significant uncertainty surrounding the global macro-economic environment, we certainly want to caution investors that there are inherent risks within our markets and with our ability to accurately forecast, but we are providing guidance for 2010. With that in mind, based upon our current forecast for this year, we are establishing our target fiscal 2010 annual revenue range of $590 million to $620 million. This represents an annual growth rate of between 4% to 9%, which tracks the expected growth of wireless infrastructure spending for 2010.

While we were establishing a target forecast for 2010, we want to stress that we remain conservative in our outlook for overall capital spending within the wireless infrastructure industry. We realize that we are all in a tough economic environment and we expect to see various operators continue to control their overall capital spending in this type of environment. In spite of this, we do believe that there are opportunities for Powerwave to continue to do well in this environment. With that, I would now like to turn the call over to Ron Buschur, Powerwave's President and Chief Executive Officer.

 Ron Buschur - Powerwave Technologies - President, CEO

 Thank you, Kevin, and good afternoon, everyone. I would like to share with you some of my thoughts regarding our fourth quarter results and review our current outlook for 2010. First, I would like to thank all of our employees for their strong efforts and particularly our suppliers for their continued support in allowing us to achieve the start up and the ramp up of our new Thailand manufacturing location. I'm very pleased and proud of these efforts and I believe the new location will further position Powerwave to improve our cost structure as well as deliver significant benefits not only for Powerwave but for our direct operator and OEM customers with our enhanced ability to support greater volumes and production efficiencies.

In terms of the marketplace, we do believe that conditions have stabilized and see a slight improvement in our revenues versus the third quarter of this year. As we look at the overall market, there is still an ongoing concern as to what the impact of capital spending will be due to the global economic conditions as noted by many of our customers. In spite of these concerns, we do believe that the fundamental long-term out look for the wireless industry is strong and provides many new opportunities. The subscriber growth rates are continuing to increase globally as well as increased data usage and wireless networks. Based on these facts, we do believe that this will facilitate capital spending and generate increased demand back into the global wireless infrastructure markets.

In addition to bringing on our newest manufacturing facility during the fourth quarter, we also further improved our operational metrics during the fourth quarter. In particular, we improved our gross margins, with gross margins coming in at 27% compared to 21.3% in the fourth quarter of 2008. This is an improvement of over 550 basis points for the year and is the third consecutive quarter that our gross margins have been over 26%. Clearly our manufacturing consolidations, operating efficiency improvements and cost reduction efforts over the last two years are paying off and we have the company well positioned to leverage our new operating model as we see improvements in the global telecom infrastructure market.

At the same time, we have achieved our quarterly operating expense target of $35 million on schedule as our fourth quarter operating expense came in at $33.9 million. From a balance sheet perspective, we also demonstrated improved inventory control with net inventories dropping by over $9 million from the third quarter and our inventory turns improving to 6.9, up from 5.8 in the third quarter. The combination of operating expense reductions and strong gross margins along with prudent operating and financial management enabled us to generate positive operating cash flow of over $20 million for the fourth quarter. In addition to our cost reduction efforts, we continue to be focused more than ever on expanding our customer base and utilizing our capabilities in new vertical markets. While we continue to drive to gain market share in our existing core business, we continue to lead the industry in 4G products and solutions. A recent example is our LTE and WiMAX remote radio head product which won the 4GWE product of the year. In addition, our antenna products won the 4GWE LTE visionary award, clearly demonstrating Powerwave's technical expertise and the breadth of our new product portfolio.

These products and solutions will be instrumental in allowing Powerwave to increase our current network operator business as well as penetrate the new vertical markets. And looking at these new vertical markets, we are taking a lead with our cabinet solutions, inground, above ground and below ground solutions as well as our new DAS solutions. We are raising the bar to a new standard in rapid mobile deployment units with our new RMDU, which is designed to enhance the mobile operations of public safety groups, wireless, data center operators, military contractors and government agencies. Our RMDU is a lightweight compact data and mobile communications site that is easily deployable in less than 30 minutes and is designed from a single person operation.

Demonstrating our focus and commitment to the government business, and with our goal to provide innovative wireless solutions to a wider range of public sector clients, we recently hired industry veteran Jake MacLeod. As vice president of government solutions for Powerwave, Jake will lead the Company's effort to address vertical markets in the wireless solutions and broadband stimulus efforts in the government, public safety, military and departments of homeland security sectors which we believe are the business segments that offer new and exciting avenues for revenue growth for Powerwave. In addition to focusing on driving these new revenue opportunities, we continue to remain focused on reducing our overall cost structure and manufacturing and improving our productivities, our efficiencies, our yields, our cycle time and better capital utilization while maintaining our leading industry quality and performance.

Our commodity teams are continuing to rationalize a number of suppliers, simplifying our supplier process while shortening our lead times, cycle times and reducing our inventory levels. We believe that all these efforts combined with our previous actions will further leverage our operating results and will help improve our ability to generate increased cash from our operations and improve the shareholder value. We remain committed and determined to improve Powerwave's profitability and performance in 2010 and beyond. I would like to turn the call over to the operator and address any questions you may have.

 QUESTION AND ANSWER

Operator

 Your first line comes from the line of Mike Walkley of Piper Jaffray.

 Charles John - Piper Jaffray - Analyst

 Thanks. This is Charles John sitting in for Mike Walkley. Hi, Ron, Kevin.

 Ron Buschur - Powerwave Technologies - President, CEO

 Hello.

 Charles John - Piper Jaffray - Analyst

 So just a few from me. The guidance is obviously a good surprise. Thanks for that. Maybe start off with what is giving you the confidence to give this revenue guidance the 2010 and just discuss some of the factors that you baked into this guidance?

 Ron Buschur - Powerwave Technologies – President, CEO

 Well, we certainly are seeing some increased action and opportunities here in North America if you look at the information that's been received within AT&T, Verizon and some of the activities with Clearwire and others. It indicates that we believe there is going to be an improvement in spending. We see improvements in the European market that gives us some comfort that we will see a little bit of a return in that marketplace. We are cautious about that. The APAC region we believe lends itself to some opportunities and some of the previous wins that we had in that area has been very good. Latin America seems to be a strong area of continued growth. And then we are seeing a lot of interest and support and desire to work with Powerwave in our government sector as well as our DAS and inbuilding coverage. We spent a lot of money in research and development on expanding that product line and we believe that we will benefit from that this year.

 Charles John - Piper Jaffray - Analyst

 And then maybe digging into two specific regions, the APAC and North America. Some of the last couple of weeks CapEx coming out of India and China have been pretty weak but North America has obviously been much better than some of our expectations. Could you just discuss overall your CapEx expectations from some of your larger OEMs for 2010 in the emerging markets, specifically India and China, and then if you are remind us your exposure by division to the AT&T and Verizon CapEx that we are expecting in 2010, what areas they will be focusing on most, most of the wireless CapEx. Thank you.

 Ron Buschur - Powerwave Technologies - President, CEO

 Well, as far as breaking out some of the information by our customer, we won't provide that information just due to the confidentiality between the two companies. When I look about some of the OEMs and their projections talking about the APAC marketplace, obviously there has been a pushout of some of the license in some of the emerging regions where they aren't going to roll out. There still is a need based on the coverage issues and the capacity issues in these emerging markets to provide coverage and new solutions. With that, it lends itself to our product portfolio. We've had very good success in those regions last year. We established ourselves as a good technology leader in that space but individual in a company that can actually do business in that region and be somewhat profitable doing so. We have to be careful with that and we are going to continue to watch how we do business in parts of the India and APAC region but there is growth as data is really driving demand and capacity issues in existing networks.

In North America clearly there is a lot of synergies, let's say, when you are looking at our products and solutions to the constraints that are existent in AT&T's network or even Verizon's network when you are looking at how they are trying to now compete head to head for our service. And one of the issues that both are confronted with is data and the bandwidth of handling that large block of data and process that in an effective matter. We think with our MCPA products as well as our broadband antennas and some of our inbuilding and DAS solutions lends itself to that type of market condition and constraint in the network so we are going to benefit from that. And I think when you look at guidance that the OEMs have given, I think that's pretty consistent to what they are saying as far as the APAC region. North America they seem to be a little more optimistic and in Europe we are all seeing a slight improvement which is good but I don't think anyone is putting their neck out too far in front of the cart right now to determine if we will see a big improvement there in the European market.

 Kevin Michaels - Powerwave Technologies - CFO

 Right. And just add on to that I do believe that our guidance is within the bounds of what's out there already from various people looking at overall spending levels. I think we have been reasonably conservative and the goal is hopefully as we go through the year we will see the growth that Ron is talking about.

 Charles John - Piper Jaffray - Analyst

 And, Kevin, just looking at the guidance I'm thinking about it. Q4 obviously carries a very cautious with the spending. Looks like they are feeling a lot better right now. Can you maybe not give specific Q1 guidance but just maybe some sense of seasonality and how we should expect the revenues to ramp throughout 2010? Thank you.

 Kevin Michaels - Powerwave Technologies - CFO

 Sure. As you know, we aren't giving quarterly guidance. At this stage there is still a lot of uncertainty. At this point if we give any kind of guidance or cautionary tone it will be a more traditional look, where normally the first quarter is a little slower than the fourth quarter and then you build on that, kind of through the year. I think that's the trend we were looking at right now and that is the most information that we have that we can share.

 Charles John - Piper Jaffray - Analyst

 And then in the guidance, Alcatel come back to a ten percent customer in the back half or -- they haven't been a 10% customer for the last two quarters. Do you still see them as a key customer going forward?

 Ron Buschur - Powerwave Technologies - President, CEO

 We absolutely do see them as a key customer. I think if you listen to their results it's not surprising that they are not necessarily winning all the new tenders that are out there so they aren't seeing growth they anticipated either. That has a direct impact on our business. They are very strategic to Powerwave as well as our other OEM customers. We will continue to focus on that and we think we are very well positioned with them.

 Charles John - Piper Jaffray - Analyst

 Thanks a lot guys. Good luck.

 Ron Buschur - Powerwave Technologies - President, CEO

 Thank you.

Operator

 Your next question comes from the line of Steve O'Brien of JPMorgan.

 Steve O'Brien - JPMorgan - Analyst

 Hi, thanks for taking my question. AT&T recently outlined plans to add third and fourth carriers in certain large markets to improve 3G call quality and also discussed adding RNC capacity and upgrading some legacy RNC's potentially. Would this type of upgrade drive demand for Powerwave's multi-carrier amplifiers and what other RF or antenna products should see a pull through from this type of upgrade?

 Ron Buschur - Powerwave Technologies – President, CEO

 Steve, you are absolutely right. That's a very good observation. It certainly would lend itself well for Powerwave's multi-carrier amplifier products, our TMA products and new broadband LTE antennas. There is also a demand within that network to possibly utilize some of the DAS solutions and repeaters, remote radio head products as well. We believe that this lends a good opportunity for Powerwave, looking forward and I don't think it's just AT&T that has these types of constraints, as I said earlier. That gives us some optimistic view of maybe the operator demand in North America.

 Steve O'Brien - JPMorgan - Analyst

 So would this -- would the amplifiers, antennas, RF gear precede or typically follow an RNC change or upgrade?

 Ron Buschur - Powerwave Technologies – President, CEO

 They typically follow the upgrade and it depends. It can be a quarter or so after. As you know, the buildouts do tend to take a period of time. There is, as you outlined, obviously several cities that are out now in trial. We are actively involved in that. We do see the activities picking up.

 Steve O'Brien - JPMorgan - Analyst

 Got it. Looking, playing a little devils advocate over the CapEx budget and how you set your guidance for 2010, it seems like many carriers around the world are looking to offload traffic via Wi-Fi and [sempto cells] to solve sort of network congestion problems. Could these sort of dampen the longer term business opportunity for Powerwave? Is that factored into the budgets in your guidance for 2010?

 Ron Buschur - Powerwave Technologies – President, CEO

 Steve, we don't think it's going to dampen it. As I said earlier, we spent significant amount of money on upgrading our product portfolio around our inbuilding and DAS solutions including Pico cell-type of product. So we believe either way that they go but we do believe that the outside in theory is still a good thesis looking at the business going forward that everyone needs to provide coverage indoor and the Pico will work on that. And you can't off load and get the bandwidth that you need in a network using that type of equipment. So we feel very confident they will continue to go down the path of upgrading. You do not just have data issues, you also have coverage issues with that network today.

 Steve O'Brien - JPMorgan - Analyst

 Okay. Great. If I could ask one more just looking back on 2009, if my numbers are right, 2G-1/2 or 2G revenue declined a bit less than 3G. And seems somewhat counterintuitive to me, I guess maybe it's the contribution from emerging markets. Can you help me with any factors that may have caused this and when we look at 2010 would we expect or do you expect to move back to a more normal sort of 4G outpacing 3G out pacing 2G within the revenues?

 Ron Buschur - Powerwave Technologies – President, CEO

 I think part of what we are seeing and you have answered your question I think at the beginning where you talked about is it regional. Clearly it was. If you think about North America Europe not actually spending at the levels that we seen in the previous year 2008, and you go back and look at the emerging markets that are building out and that is India, the APAC region itself and even parts of Africa, that is traditionally looking towards the 2G, 2G-1/2 type of network ..

Operator

 (Operator Instructions) Your next question comes from the line of Rich Valera of Needham & Company.

 Rich Valera - Needham & Company - Analyst

 Thank you. Kevin, I was just wondering if you could talk about how you see gross margins going forward? You have been up here around the 27% level for a while and higher revenue levels next year. Is there much level from these levels and how mixed dependent is the margin next year?

 Kevin Michaels - Powerwave Technologies - CFO

 Sure, Rich. I think one level it certainly has a mixed component and we fluctuate around the last couple of quarters within 1% range. And I think the near term that's probably variations I would say. Clearly there is a lot of leverage in the model and clearly the big drivers for us as we go through the year, hopefully we see some good growth in revenue. There is a lot of potential leverage for us in the model so we think we can see some, start going up to the higher end of our ranges and start approaching the 28%, 29% ranges. A lot of it will be from how well demand goes. We structured, as Ron mentioned, the business we take a lot of costs out and we have a strong structure, now especially with our new facility in Thailand, coupled with our manufacturing in Asia already, we think we have a lot of leverage opportunity to put more volume through the structure. We are happy with where we have the margins at now. We are in the middle of the target range we had for years at 25 -- mid to high 20s. So we think we can stay in this range and hopefully improve.

 Rich Valera - Needham & Company - Analyst

 That's helpful. With respect to OpEx, you guys have done a nice job there bringing that down. Do you see it sustainable at these levels or will that scale somewhat with the higher revenue you are expecting next year?

 Kevin Michaels - Powerwave Technologies - CFO

 It will scale a little bit through the year. I think looking at next year on a total basis, I'm kind of looking at between $140 million to $145 million as a range for total OpEx in that kind of range. And it will fluctuate around. Clearly, the beginning of the year it runs higher because you have taxes and those kinds of things here in the first quarter that start off the year. We think generally we will stay in this range.

 Rich Valera - Needham & Company - Analyst

 Okay. That's helpful. Finally on the tax rate, what happened there? You guys were consistently seemingly forecasting a 10% tax rate number for a while now and what caused it to jump up I think you said 25% to 35%?

 Kevin Michaels - Powerwave Technologies - CFO

 We really looking at we kind of backed into where we are at. Basically, we were paying some taxes primarily in China and we were having profits over there. Obviously, we are doing what we can to try to minimize those profits but we were generating a small level of profit there and it results in a small amount of tax. The thing I tried to state is that we set that target range for next year of 25% to 30% and that's being conservative. If we do better in terms of revenue and leading to more income, that rate drops and that's the ironic situation we are in here because at lower income levels our rate goes up and at higher income levels our rate drops and it drops pretty dramatically. The issue we have is our taxes is kind of almost, fixed isn't the right word but they are fixed at a run rate basis. As we drive more revenue in income, through the taxes don't go up because of our large deferred tax assets. A little counterintuitive, but we are just trying to be conservative there.

 Rich Valera - Needham & Company - Analyst

 Okay. That's helpful. Thank you.

Operator

 Your next question comes from the line of Bill Choi of Jefferies.

 Bill Choi - Jefferies - Analyst

 Okay. Thanks. A whole bunch of stuff but first clarification on this operating expense. If you do your revenue targets here which is 4% to 9%, you scaled back salary, don't you give some of that back and are you baking in perhaps bonuses that might be tied to achieving some of these revenue levels already in that 140 to 145?

 Kevin Michaels - Powerwave Technologies - CFO

 Yes, we are.

 Bill Choi - Jefferies - Analyst

 Okay. Great. Now it's year end. Do you have the six month backlog which you typically give out at the end of the year?

 Kevin Michaels - Powerwave Technologies - CFO

 I actually don't have that number handy. We have not calculated it yet. As you know, we don't run the business on backlog. And the number is really not meaningful to us.

 Bill Choi - Jefferies - Analyst

 Okay. What is -- what do you estimate to be the revenue impact of that extra week in the current quarter?

 Kevin Michaels - Powerwave Technologies - CFO

 It doesn't really have any. It was in the last quarter, it was in the fourth quarter. This quarter --

 Bill Choi - Jefferies - Analyst

 That's what I meant. In the fourth quarter, what do you think the revenue -- ?

 Kevin Michaels - Powerwave Technologies - CFO

 I don't think it had any real impact at all.

 Bill Choi - Jefferies - Analyst

 I want to talk about the multiband antennas a little bit, particularly in relation to the topic on AT&T. We have been hearing that some of the equipment just aren't ready from the vendors yet. Can you talk about the preparedness of your products and the TMAs, multiband antennas to hit the 700 megahertz band and is there some color on when the orders might start here?

 Ron Buschur - Powerwave Technologies - President, CEO

 Bill, I can tell you that for the most part Powerwave is prepared from an antenna perspective. Our tower mounted amplifiers are qualified and ready to be deployed as well as multi-carrier amplifier products. All of the high volume forecasted products that AT&T and others, not just AT&T, Verizon has an LTE rollout as well, both of those customers and the product lines associated with that are prepared to meet that ramp and move forward. As I indicated, I think it lags a little bit, maybe a quarter or so behind the buildout of the core where they are looking at back hole and others and that's kind of what we are seeing.

 Bill Choi - Jefferies - Analyst

 When were the antennas and the amps qualified?

 Ron Buschur - Powerwave Technologies - President, CEO

 They were towards the end of last quarter.

 Bill Choi - Jefferies - Analyst

 So around December timeframe, right?

 Ron Buschur - Powerwave Technologies - President, CEO

 Yes. End of November, first of December.

 Bill Choi - Jefferies - Analyst

 Okay. Can you give an update on 3G license activities in Europe. They are obviously talking about getting some spectrum from broadcasters in addition to, what is that, 2100?

 Ron Buschur - Powerwave Technologies - President, CEO

 Exactly. That to us is an indication even though many of the operators aren't really talking about it openly that there is quite a constraint in that network and they are eating up a little bit of that capacity for data. And with our broadband antenna portfolio as well as, as you know, Bill, the multi-carrier amplifier that is really what that product is designed to do, amplify multi-carrier and different frequent frequency spectrum and boost that output power that will give capacity and reach. So we were pleased with that and we think that will allow us to leverage some of the work that we have done here in North America into the European market, and we do have a multi-carrier amplifier now that meets the standards in Europe and that was an output power requirement that previously we could not meet. And now with the work of our engineering team we have an amplifier that meets those requirements.

 Bill Choi - Jefferies - Analyst

 When was that ready?

 Ron Buschur - Powerwave Technologies - President, CEO

 We just finished that at the end of the year.

 Bill Choi - Jefferies - Analyst

 Okay. Great. So then just looking at European weakness in Q4, was it more on the antennas or amplifiers?

 Ron Buschur - Powerwave Technologies – President, CEO

 We haven't sold a lot of amplifiers into that market at all, Bill. It was really more around the antenna products.

 Bill Choi - Jefferies - Analyst

 Okay. And what are your expectations for the broadcast spectrum being available for 4G in Europe?

 Ron Buschur - Powerwave Technologies – President, CEO

 Well, if we -- if you follow the guidance that was given it's more towards the second, third quarter is when they are really projecting that they will start trying to utilize that and if I really get more specific, it's really targeted at the third quarter is what we think is realistic.

 Bill Choi - Jefferies - Analyst

 Okay. All right. Sounds good. Good luck this year.

 Ron Buschur - Powerwave Technologies - President, CEO

 Thank you.

Operator

 Your next question comes from the line of [John Evans] of [Edmonds White].

 John Evans - Edmonds White - Analyst

 Can you talk -- first of all, you did a great job in generating free cash flow in the fourth quarter. Can you talk since, you said seasonally Q1 you should kind of go down. Should you generate cash in Q1 or do you think you will burn cash and then can you kind of give us a sense of your thought process of being able to generate cash this year?

 Kevin Michaels - Powerwave Technologies - CFO

 Sure. Let me first say we are not going to give quarterly guidance. We aren't going to say quarterly cash flows and those types of things. I will talk about for the next year, clearly, and I think as Ron mentioned, we mentioned previously, cash flow generation is one of our top priorities. We are running the business to generate cash and will continue to do that. We aren't going to give quarterly targets there, but we do believe for next year, we do believe that we should be able to exceed the cash flows that we generate for 2009 and that is certainly our target and obviously want to exceed it by as much as we can. That's our goals.

 John Evans - Edmonds White - Analyst

 And how much did you generate in 2009?

 Kevin Michaels - Powerwave Technologies - CFO

 Total cash flow was little bit over $30 million.

 John Evans - Edmonds White - Analyst

 So you think if you hit your plan you will exceed that in 2010?

 Kevin Michaels - Powerwave Technologies - CFO

 Yes, we will.

 John Evans - Edmonds White - Analyst

 Okay. Then can you help us understand so you have I think $130 million left on the 1-7/8 that are putable to you 11/11 they will go current this year. Can you give us insights or thought process into potentially how you guys look to pay for that?

 Kevin Michaels - Powerwave Technologies - CFO

 Well, I think the issue is they really don't go current until the very end of the year. They are almost two years away. And the things that we said were consistent there. We are looking to generate cash flow over the next two years to put us in a position to pay off the bond. We will continue to look at financing alternatives as they present themselves. We have done that all along, and at the same time we will take advantage of when prices are attractive to repurchase bonds in the open market. We have done that as well, too. That is our stated strategy. We haven't varied from that and will continue on that path.

 John Evans - Edmonds White - Analyst

 Okay. So if you think about over the next two years if you could generate 35 a year or something like that that will get you enough with what you have in cash to be able to pay for them. Can you just tell me how much do you feel like you need cash on the balance sheet to run the business?

 Kevin Michaels - Powerwave Technologies - CFO

 Well, it varies on how the size of the business is going in like that. And we -- I would say we think that it's probably in the 30s, something like that you want to see at a minimum. Obviously our goal is to generate strong cash flow over the next two years as well as, like I said, we will look at financing alternatives as they present themselves and we will continue to drive it that way.

 John Evans - Edmonds White - Analyst

 Great. The last question if I may ask relative to that, you had assets sales in the past. Have you done everything that you had from an asset sale standpoint or assets?

 Kevin Michaels - Powerwave Technologies - CFO

 No, we haven't. We have a fair amount of real estate. We did close on one real estate transaction during the fourth quarter and that raised just a little bit under $4 million in total. And we received that cash in the fourth quarter but that's not part of cash flow from operations. We do have other real estate, I think as everyone knows, the real estate market is not great. So we still have some real estate listed. We aren't optimistic that in the very short term we will see activity there, but we continue to pursue those and hopefully over the next year or two we may have activity in those as well.

 John Evans - Edmonds White - Analyst

 And I'm sorry, the $4 million that you had, was that in the balance sheet at the end of the year or not?

 Kevin Michaels - Powerwave Technologies - CFO

 Yes, it was.

 John Evans - Edmonds White - Analyst

 It wasn't in the cash flow?

 Kevin Michaels - Powerwave Technologies - CFO

 Not in the cash flow but it was in the balance sheet.

 John Evans - Edmonds White - Analyst

 Thank you for your time.

 Ron Buschur - Powerwave Technologies - President, CEO

 You're welcome.

Operator

 Your final questions comes from the line of Tony Rao of East Shore Partners.

 Tony Rao - East Shore Partners - Analyst

 Good afternoon. There has been some interesting developments from various semiconductor companies from what would be termed only disruptive technologies that can be used for driver amplifiers and high power amplifiers. Have you been exploring anything with these new technologies so far as to drive the efficiency of your amplifiers up?

 Ron Buschur - Powerwave Technologies - President, CEO

 Tony, yes. That's a great observation. And, as you know, we spend a lot of time looking at devices, characterizing devices and I think here looking at the efficiencies that are noted in the industry, people are probably talking around 30% efficiency, some maybe 35% depending where you look at it whether it's a back end or the front end of the chain. And I think you will find as we get into some of these shows which we typically show some of our newer products, I would certainly welcome you to come by and I think you will see that we are taking advantage of that technology and we should be able to demonstrate very, very high efficiencies that are leading this industry right now which will again benefit the industry as a whole from an operating expense perspective as well as the efficiency and be a much more greener and effective and efficient solution.

 Tony Rao - East Shore Partners - Analyst

 When you look at these new technologies, would you give us a frame of where you think you can drive the efficiencies to?

 Ron Buschur - Powerwave Technologies - President, CEO

 Well, I wouldn't be surprised to see if efficiencies going up 40% to 50% range.

 Tony Rao - East Shore Partners - Analyst

 If you were to offer an amplifier with 50% efficiency and let's say existing amplifiers in the field are running 30% to 35%, you present that, I think back to ten years ago when multi-carriers were first introduced and it generated a lot of interest in the aftermarket direct to service provider sales. Do you think there would be an ROI and interest from the carriers directly to do retrofits just based on the efficiency of the amplifier?

 Ron Buschur - Powerwave Technologies - President, CEO

 We do think that is a very compelling solution and I would agree with your assessment there as well as allowing us to correct some of the pitfalls in the existing 3G network.

 Tony Rao - East Shore Partners - Analyst

 So then you're saying in short term you will have product available, is that product available for test or will that be product available for production?

 Ron Buschur - Powerwave Technologies - President, CEO

 It will be a combination, Tony. We would first introduce the beta units to the customer. Get their feedback. Do trials and then we would position it for volume production.

 Tony Rao - East Shore Partners - Analyst

 Okay. That's great. Thank you. And in the antenna world, what would you say is the primary technological interest from your customers right now when they are doing deployments? As I understand it, Verizon has been proactive and actually leading with some antenna deployments to have their sites LTE 700 megahertz ready because of the fact that there are so many zoning issues and so on. It makes more sense for them to do the antenna change outs before the actual equipment is installed because a lot of times the zoning would be negating item at the back end. What do you see from your customer base, specifically in the US, as to what they are looking for from an antennas from a technology standpoint?

 Ron Buschur - Powerwave Technologies - President, CEO

 They are looking for broadband antennas obviously utilizing AWS spectrum. [PIM] and noise is a big issue that they have as well as footprint, Tony, because you are right, they are trying to replace the existing antennas with a single antenna today and be able to meet the needs of the existing network as they roll out the LTE deployment. I can tell you that Powerwave has a very good performing antenna as far as PIM within these two operators who are deploying the next generation of antenna technology as well as our apature patch technology I think lends itself very well to a very quiet system that is manufacturable in scale and allows us to ramp quickly and we have integrated the ret into that. That's utilized in one operator. The other operator is not interested in having tilt -- electrical tilt into their network. What we've done there is we have been able to provide a very broadband antenna without ret motors included in there.

 Tony Rao - East Shore Partners - Analyst

 Would you describe the antenna market now as becoming more competitive because I've seen companies like Katherine who say five years ago had very little exposure in the market now getting better exposure and then (inaudible) seems to be gaining some traction and traditional competitors that you have always faced. Would you say that that environment is getting tougher as we move forward?

 Ron Buschur - Powerwave Technologies - President, CEO

 No, I wouldn't say it's tougher. First of all, the only thing that I would maybe slightly correct, Tony, is your observation that Katherine wasn't in the market. They have been in the leader in antennas now for probably ten years. They own the European market at a very strong level and I think we have done a good job of coming in and taking a little bit of share there and some of these European markets and emerging market place as well. The advantage I see as more and more of the operators are going towards active solutions and active solutions incorporate filter RF conditioning technology with antenna technology as well as amplification technology for MIMO two way, three way active antennas, I think that really does narrow down the competition dramatically because there is really only two of us that have that capability and technology in-house.

 Tony Rao - East Shore Partners - Analyst

 Right. I understand. I was referring to the US market specifically. One last question if I may. It appears that there has been some interest from carriers who are doing trials in the LTE world for very sharp skirted filter performance and it's even driving them to do some evaluations of the cryogenic-type filters. Do you see that your traditional filter technology could be competitive there or do you think -- have you seen a desire from your customers to have possibly some instances use super conducting type technologies for filters?

 Ron Buschur - Powerwave Technologies - President, CEO

 No. I think first of all that's cost prohibitive and we all explored that for many, many years. We do believe that we can achieve the same types of characteristics and performance whether it's band pass, band stop or trying to create basically a saw filter technology. We can do that very effectively with the existing ceramics that we have in our portfolio and our intellectual property that we have in the UK today that we acquired through the Filtronic acquisition. We developed along with that some very sophisticated auto tunable and IP based technology to where we can actually do that remotely. So we feel very comfortable that we can provide that solution and it's much more cost compelling than anything around cryogenics or any of the more futuristic-type of products. When I say futuristic it's really more around some of the military applications or some the requirements that are used in satellite technology, not necessarily the wireless based today.

 Tony Rao - East Shore Partners - Analyst

 Thanks for your time.

 Ron Buschur - Powerwave Technologies - President, CEO

 Thank you, Tony.

Operator

 Your next question comes from the line of Amir Rozwadowski of Barclays Capital.

 Amir Rozwadowski - Barclays Capital - Analyst

 Thank you very much. And good afternoon, Ron and Kevin.

 Ron Buschur - Powerwave Technologies - President, CEO

 Good afternoon.

 Amir Rozwadowski - Barclays Capital - Analyst

 Ron, you talked about this earlier and specifically the antenna division in the last question. I was wondering if you could talk to us a bit more about broader market share positioning and sort of how you see your market share. Is there increased amount of competition going on and pressuring some portions of your business or do you feel as though right now your market share positioning has been -- has held up okay?

 Ron Buschur - Powerwave Technologies - President, CEO

 Well, it's hard to determine when a company like Katherine is not public, so there is no public information that you can achieve from their results. And with Andrew and CommScope combining, they have combined a lot of the cable and the antenna technology and their TMAs into one broad category. So it doesn't clearly define that. But I can tell you looking at what we have seen in the marketplace and the acceptance of the products, I believe and I feel pretty comfortable that we have gained some momentum in some of these more established markets and certainly we have gained momentum in the emerging markets.

Now with that said, I can tell you in China, for example, it's a very cut throat and competitive market and you really are comparing apples and oranges, the quality level of the products, the feature sets and the specifications associated with that, and that's not just including Powerwave. That's everyone, I think if you talk to CommScope, Katherine, you will find that everyone has a similar view. You really comparing apples and oranges and that is very competitive in those marketplaces. I feel pretty good about the technology and position we have so I would say that we did very well in the antenna portion this year and we have introduced obviously many new products in that antenna segment which allow us now to compete in a broader base and we know for a fact that we have one of the best performing antennas from a PIM perspective here in North America and we are very, very pleased to have a broadband antenna that can cover 700 all the way up to 2.5. We think we have a very, very state of the art technology that is affordable to the operator that gives them a solution to leverage one antenna within their network.

 Amir Rozwadowski - Barclays Capital - Analyst

 Great. Thank you very much. I appreciate the incremental color.

 Ron Buschur - Powerwave Technologies - President, CEO

 Thank you.

Operator

 Your next question comes from the line of Scott Searle of Merriman.

 Scott Searle - Merriman - Analyst

 Good afternoon. Thank you.

 Ron Buschur - Powerwave Technologies - President, CEO

 Hi, Scott.

 Scott Searle - Merriman - Analyst

 Hey, guys. I apologize I got on the call a little late. But did you give a break down in terms of split of WiMAX revenue and the break down between operators North America and non-North America?

 Kevin Michaels - Powerwave Technologies - CFO

 Scott, we didn't break down operators by region. We didn't do that. But in terms of the total break down by grouping, 2 to 2-1/2G was about 55% of revenue, 3G was 32% and 4G which in 4G we include WiMAX and LTE, was about 13%.

 Scott Searle - Merriman - Analyst

 Okay. And in terms of OpEx looking out over the next couple of quarters, should we be modeling that to be flat or do we see a little bit of a step up going into the first quarter given the heavy conference schedule?

 Kevin Michaels - Powerwave Technologies -  CFO

 You had that right. First quarter you have a heavy conference schedule which impacts it as well as you have taxes. New year of tax withholdings as well. We did give a range for the whole year of about 140 to 145, but I think, as you mentioned, the first quarter does step up a little bit.

 Scott Searle - Merriman - Analyst

 Got it. It doesn't sound like you are providing quarterly guidance. Sounds like directionally we should assume seasonality in the March quarter. But given the visibility that you got right now, is there any color to put around versus typically seasonality a little bit better, a little bit less and how you are feel about that?

 Kevin Michaels - Powerwave Technologies - CFO

 I think you hit it on the head. Typical seasonality is what we would say. I think we go with that and we did give -- you're right, we are not giving quarterly guidance but we did give an annual guidance on the revenue range is 590 and 620.

 Scott Searle - Merriman - Analyst

 Got it. And just one or two other items. On the gross margin front, great job despite the fact that there is really limited contribution from the higher margin coverage solutions product line. Is there any reason to believe that antennas and base station components wouldn't maintain this level of profitability going forward? Are there any sort of one-time items or events or mix issues that provided we see a ramp up in coverage solutions at some point during the course of 2010 that we wouldn't continue to see the gross margins creeping up over the next couple of quarters?

 Kevin Michaels - Powerwave Technologies - CFO

 I think you will see, with revenue growth, I think you will see them creep up some. You have about a 1% fluctuation that occurs where we are running right now with mix. At the same run rate it can fluctuate around a little bit. Generally, the answer to your question is yes.

 Scott Searle - Merriman - Analyst

 Okay. And I apologize if you covered this. If you did, I can take it off-line. Remote radio heads. Ron, did you address that in terms of opportunity for LTE right now and what you are seeing from a customer standpoint and interest level?

 Ron Buschur - Powerwave Technologies - President, CEO

 We talked a little bit about the interest of the antennas around LTE as well as multi-carrier amplifiers which we think are going to be needed in that network and our remote radio head products and DAS solutions, we're optimistic that is going to a perfect venue for those products. And we are obviously continuing to leverage that radio head technology not just in WiMAX, as you know, in LTE as well. The testing and the feedback we have been given is very good. We think it's a cost effective way to build out a network without adding all the additional base stations that are typically associated with a buildout.

 Scott Searle - Merriman - Analyst

 Ron, do you think that's via the OEM or going direct to the operator and looking at the 590 to 610 this year, how much are you mentally circling for remote radio heads outside of WiMAX?

 Ron Buschur - Powerwave Technologies - President, CEO

 Well, we basically are focused on selling the products through both the OEMs as well as the operator. The OEMs are great reach for us outselling our solutions and we want to continue that but we have seen an interest with the operators as well as utilizing our remote radio heads and our antennas directly into their network. Obviously there is slight limitation with base band capability that drives the need to work closely with the OEM to provide that.

 Scott Searle - Merriman - Analyst

 Okay. Great. Thanks so much guys.

 Ron Buschur - Powerwave Technologies - President, CEO

 Thank you.

Operator

 That concludes the Q&A session. I will now like to turn the call back over to management.

 Ron Buschur - Powerwave Technologies - President, CEO

 I want to thank everyone for joining us today and your continued interest in Powerwave Technologies. We were very excited about the opportunities in 2010 and we look forward to sharing our results in the first quarter. Thank you.

Operator

 Ladies and gentlemen, that concludes the presentation. Thank you for your participation. You may now disconnect. Have a great day.

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